Exhibit 99.1

FOR IMMEDIATE RELEASE	NR07-24

DYNEGY HOLDINGS INC. ANNOUNCES PRICING OF $1.65 BILLION OF SENIOR

UNSECURED NOTES

HOUSTON (May 17, 2007)—Dynegy Inc. (NYSE: DYN) and its wholly owned subsidiary, Dynegy Holdings Inc. (DHI), today announced that DHI has priced $1.65 billion of its Senior Unsecured Notes. DHI intends to use the net proceeds of the offering, after deducting fees and expenses, to repay a significant portion of the $1.8 billion of net debt (debt less restricted cash and investments) of the entities acquired by Dynegy in the LS Power combination.

The $1.65 billion includes two tranches of debt. DHI has priced $1.1 billion of its Senior Unsecured Notes due 2019 with an annual interest rate of 7.75 percent. In addition, DHI has priced $550 million of its Senior Unsecured Notes due 2015 with an annual interest rate of 7.5 percent. In a previous news release, Dynegy announced that it planned to offer at least $1.1 billion of Senior Unsecured Notes. The increased offering enables the company to repay a greater portion of acquired debt, including debt related to the LSP Gen Finance, Kendall and Ontelaunee facilities.

The notes will be offered and sold within the United States only to qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933 and outside the United States in compliance with Regulation S under the Securities Act. The notes will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This announcement is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption therefrom.

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DYNEGY HOLDINGS INC. ANNOUNCES PRICING OF $1.65 BILLION OF SENIOR UNSECURED NOTES	NR07-24

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Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 20,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transactions described above. Dynegy Inc. cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cannot assure you that either of the proposed transactions described above will be consummated on the terms Dynegy currently contemplates, if at all. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy Inc.’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 which is available free of charge on the SEC’s web site at www.sec.gov.

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